Exhibit 10.38

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of June 30, 2021 (the “Effective Date”), by and among HUMBL, Inc., a Delaware corporation (the “Buyer”), on one hand, and Phantom Power, LLC, a California limited liability company (“Phantom Power”), and Kevin Childress, an individual (“Kevin,” and together with Phantom Power, the “Sellers”), on the other hand. Each of the Buyer and the Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Phantom Power owns an 87% membership interest in Monster Creative, LLC, a California limited liability company (the “Company”), and Kevin owns a 13% membership interest in the Company (collectively, the “Monster Interests”).

B. Upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Sellers and the Sellers desire to sell to the Buyer, the Monster Interests (the “Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF MONSTER INTERESTS

1.1. Purchase of Monster Interests; Purchase Price. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, the Monster Interests, free and clear of all claims, liens, pledges, hypothecations, charges, mortgages, security interests, assessments, preemptive rights, rights of first refusal, or other encumbrances or restrictions of any nature, whether arising by agreement, operation of law or otherwise (each, an “Encumbrance”), except for those Encumbrances imposed by applicable federal and state securities laws, in exchange for the amount of $8,000,000.00 (the “Purchase Price”), payable in the manner set forth in Section 1.2 below.

1.2. Payment of the Purchase Price. The Purchase Price shall be paid pursuant to: (i) the terms and conditions of a Promissory Note in the form attached hereto as Exhibit A made by the Buyer in favor of Phantom Power in the principal amount of $6,525,000.00, and the terms and conditions of a Promissory Note in the form attached hereto as Exhibit B made by the Buyer in favor of Phantom Power in the principal amount of $435,000.00 (collectively, the “Phantom Power Notes”); and (ii) the terms and conditions of a Promissory Note in the form attached hereto as Exhibit A made by the Buyer in favor of Childress in the principal amount of $975,000, and the terms and conditions of a Promissory Note in the form attached hereto as Exhibit B made by the Buyer in favor of Childress in the principal amount of $65,000 (collectively, the “Childress Notes”) and together with the Phantom Power Notes, the “Notes”). This Agreement, the Notes and the other documents contemplated hereby and thereby, other than the Employment Agreements (as defined below), shall be referred herein as the “Transaction Documents”.

1.3. Closing. The closing of the sale and purchase of the Monster Interests (the “Closing”) shall take place at 11:59 PM PT on the Effective Date. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

1.4. Deliveries. At the time of the Closing, (a) the sale and transfer of the Monster Interests to Buyer will be effected by delivery by the Sellers to the Buyer of Membership Interest Assignments in the form attached hereto as Exhibit C; (b) the Buyer will execute and deliver to the Sellers the Notes; and (c) the Sellers will execute and deliver to the Buyer the Employment Agreements (as defined below).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, each Seller represents and warrants severally, but not jointly, to the Buyer, as of the Closing Date, as follows:

2.1. Organization. Such Seller has full power, authority and legal right and capacity to enter into and perform such Seller’s obligations under this Agreement and each other document contemplated hereby to which he or it is or will be a party and to consummate the transactions contemplated hereby and thereby.

2.2. Binding Obligation. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and are legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

2.3. No Violation to Result. Except as provided in Section 5.15, the execution, delivery and performance by such Seller of this Agreement and the other documents contemplated hereby and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any note, debt instrument, security agreement, mortgage or any other Contract (defined below) to which such Seller is a party or by which he or it is bound or (y) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any nation, state or other instrumentality or political subdivision thereof (including any county or city), or any entity exercising executive, legislative, judicial, military, regulatory or administrative functions pertaining to any government (each, a “Government Authority”) which is applicable to such Seller; (ii) give any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business group, Government Authority or other entity (each, a “Person”) the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance or restriction in favor of any Person upon any of the Monster Interests or any of the properties or assets of the Company. Except for the PPP Loan (as defined below), no notice to, filing with, or consent of, any Person is necessary in connection with, nor is any “change of control” provision triggered by, the execution, delivery or performance by such Seller of this Agreement and the other documents contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby or thereby.

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2.4. Ownership of Monster Interests. Such Seller is the sole owner of its Monster Interest and has good and marketable title thereto, and its Monster Interest is free and clear of all Encumbrances except for those imposed by applicable federal and state securities laws. There are no voting trusts or proxies with respect to the voting of its Monster Interest.

2.5. Entire Interest. The Monster Interest owned by each Seller constitutes such Seller’s entire interest in the equity of the Company and, upon the Closing, such Seller will have no claim, right or interest in or to any membership interest or other equity of the Company whatsoever.

2.6. Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Parties for any commission, fee or other compensation payable as a finder or broker because of any act or omission by such Seller.

2.7. Litigation and Known Claims. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to Seller’s actual knowledge without a duty to investigate (“Seller’s Knowledge”), threatened against such Seller or which relates to the Monster Interests or the transactions contemplated by this Agreement, nor to Seller’s Knowledge is there any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect such Seller, the Monster Interests, or the transactions contemplated hereby. As of the Closing Date, such Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, settlement, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects such Seller, the Monster Interests, or the transactions contemplated hereby.

2.8. Bankruptcy. Such Seller has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for any receiver, conservator or trustee of such Seller or any of such Seller’s property or assets.

2.9. Information. Such Seller believes he has received all the information he or it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. Such Seller hereby acknowledges that any future sale of shares of the Company’s capital stock could be at a premium or a discount to the Purchase Price, and such sale could occur at any time or not at all. Such Seller hereby acknowledges that he or it has not relied on any representation or statement of the Buyer or the Company, other than those set forth in this Agreement, in making his or its investment decision to sell the Monster Interests.

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2.10. Valuation of Monster Interests. Such Seller acknowledges that (i) the per interest conversion price pursuant to the Notes is not based on an independent valuation of the Monster Interests or on any other commonly used valuation method and may not reflect the fair market value of the Monster Interests and (ii) such Seller has had the opportunity to make inquiries of the Buyer and the Company and its officers regarding the Company’s and Buyer’s business affairs and financial condition and already has or has acquired sufficient information about the Company and Buyer to reach an informed and knowledgeable decision prior to entering into this Agreement. Such Seller acknowledges that at any time the Company may sell equity, be acquired or elect to liquidate its assets and pay available proceeds to the holders of its capital stock, and/or one or more of the Company’s shareholders may transfer membership interests in a transaction that values the Company’s membership interests at a higher valuation per share than the Purchase Price. In entering into this Agreement and consummating the sale of the Monster Interests contemplated hereby, such Seller assumes the risk that the Purchase Price may not reflect the fair market value of the Monster Interests or the value of the Monster Interests pursuant to any other valuation basis. Such Seller acknowledges that the Purchase Price was determined through an arm’s length negotiation between such Seller and the Buyer, and that such Seller did not rely on the Buyer or any other Person to determine the value of the Monster Interests.

2.11. Taxes. Such Seller has reviewed with his or its own tax and legal advisors the federal, state, local and foreign tax consequences, including, but not limited to, capital gains treatment and other related tax provisions that may be applicable to the transaction contemplated by this Agreement. Such Seller relies solely on such advisors and not on any statements or representations of the Buyer or any of its agents, officers, directors, shareholders or employees for the federal, state, local and foreign tax consequences to such Seller that may result from the transaction contemplated by this Agreement. Such Seller understands that, except as otherwise provided in this Agreement, he or it (and not the Buyer) shall be responsible for any tax liability that may arise as a result of the transaction contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Buyer to enter into this Agreement, each Seller represents and warrants to the Buyer as of the Closing Date, as follows:

3.1. Indebtedness and Guaranties. Except as otherwise disclosed by Sellers, the Company is not a guarantor or otherwise liable for any liability (including indebtedness) of any other Person other than any liability that arises in the ordinary course of business consistent with past practice.

3.2. Real Property. The Company does not own, nor has ever owned, any real property. Sellers have provided to Buyer a complete list (the “Real Property List”) of all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company (with all easements and other rights appurtenant to such property, the “Real Property”) and a copy of the Sublease (as defined below). The Real Property constitutes all interests in real property currently used in connection with the business necessary to conduct the business in the ordinary course of business.

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3.3. Transactions with Related Persons. Except for the Friends and Family Indebtedness (as defined below) and the Company Limited Liability Company Operating Agreement, dated as of December 18, 2018 (the “Operating Agreement”), neither any member, manager, officer or employee of the Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Company or (ii) has any indebtedness owing to the Company. Except for the Friends and Family Indebtedness, the Company does not have (A) any claim or right against any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) any indebtedness owing to any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing. For purposes of this Section, “Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any affiliate of any member of such individual’s Family, and (b) with respect to a specified person other than an individual, any affiliate of such person and any member of the Family of any such affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

3.4. Employees. Sellers have provided to Buyer a complete list (the “Employee List”) of all of the Company’s employees and independent contractors, if any. All former employees and independent contractors have been paid in full any and all compensation due and owing to such persons. To Seller’s Knowledge, the Company has complied in all material respects with all applicable federal and state laws related to employment, including those related to wage, hours, worker classification and the payment and withholding of taxes and other sums as required by law. To Seller’s Knowledge, the Company has withheld and paid to the appropriate governmental entity all material amounts required to be withheld from employees of the Company and, to Sellers’ Knowledge, the Company is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. To Seller’s Knowledge, no employee has indicated they will not remain employed by the Company after Closing. To Seller’s Knowledge, neither the Company nor Seller has committed any act which would be considered discriminatory or would constitute sexual harassment towards any employees of the Company.

3.5. Contracts. Sellers have provided to Buyer a copy of all material contracts or agreements to which the Company is a party or by which the Company or any of its material assets, businesses or operations are bound or affected (the “Contracts”). Sellers have also provided to Buyer a brief description of all unwritten or verbal material contracts, agreements, arrangements and commitments to which the Company is a party or by which the Company or any of its assets, businesses or operations are bound or affected. Except as otherwise disclosed to Buyer, including the PPP Loan as described in Section 5.15, the Company is not a party to or bound by any material contract or agreement, including, without limitation, any material contract, agreement, arrangement or commitment which would require the consent of the other party for the Company to enter into this Agreement. Sellers have disclosed to Buyer that the Company does not have all of the insurance coverage, or limits on coverage, required under the services agreements the Company has entered into with its customers, the failure of which is, in each case, a breach of such services agreements. Except as otherwise disclosed to Buyer, the Company is not a party to or bound by any contract, agreement, arrangement or commitment relating to:

(a) the employment of any person other than personnel employed at the pleasure of the Company in the ordinary course of business at rates of compensation and on terms consistent with past business practice;

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(b) collective bargaining with, or any representation of any employees by, any labor union or association;

(c) the acquisition of services, supplies, equipment or other personal property or the sale of personal property (including, without limitation, sales of inventory in the ordinary course of business), which is not terminable by the Company upon 30 days’ notice or less without obligation on the part of the Company;

(d) lease of personal property as lessor or lessee or sublessor or sublessee;

(e) distribution, agency, public relations, advertising, printing, construction, accounting or legal services;

(f) bonuses, vacations, vacation pay, pensions, profit sharing, retirement, stock options, stock purchase, employee discounts or other employee benefits;

(g) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of business consistent with past business practice;

(h) borrowing of funds or receipt of credit other than in the ordinary course of business consistent with past practice and except for trade accounts payable in amounts and on terms consistent with past practice;

(i) incurring of any obligation or liability except for transactions in the ordinary course of business consistent with past practice; or

(j) the sale of personal property (other than sales of inventory in the ordinary course of business consistent with past practice) or services under which payments due after the date hereof will exceed $10,000.

3.6. Legal Compliance; Permits.

(a) To Seller’s Knowledge, the Company is in compliance in all material respects with all applicable laws and Permits (subject in each case to compliance with any change in control provisions of such Permits). To Seller’s Knowledge, no proceeding is pending, nor since January 1, 2020, has been filed or commenced, against the Company alleging any failure to comply with any applicable law or Permit. The Company has not received any written notice or other written communication from any person regarding any actual, alleged or potential violation by the Company of any law or Permit or any cancellation, termination or failure to renew any Permit held by the Company.

(b) Sellers have provided to Buyer a complete and accurate list of each Permit (the “Permit List”) held by the Company. Each Permit listed or required to be listed on the Permit List is valid and in full force and effect (subject in each case to compliance with any change in control provisions of such Permits). To Seller’s Knowledge, the Permits listed on the Permit List constitute all of the material Permits necessary to allow the Company to lawfully conduct and operate its business as currently conducted and operated and to own and use its assets as currently owned and used. For purposes of this Agreement, “Permit” means any permit, license or Consent issued by any governmental body or pursuant to any law.

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3.7. Financial Statements. Sellers have provided to Buyer the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets of the Company as of December 31 for each of the years 2019 to 2020, and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of May 31, 2021 (the “Interim Balance Sheet Date”), and the interim statements of income, changes in stockholders’ equity, and cash flow for the 5-month period then ended for the Company. Except as otherwise provided herein, the Financial Statements have been prepared on a cash basis method of accounting, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of and for their respective dates and periods covered thereby; provided, however, the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes; and provided further that the Financial Statements reflect in all material respects the liabilities of the Company, except (A) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement, and (B) liabilities incurred in the ordinary course of business of the Company after the Interim Balance Sheet Date. The Financial Statements have been prepared from and are in all material respects in accordance with the books and records of the Company.

3.8. Title to and Sufficiency of Assets. To Seller’s Knowledge, the Company has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on its premises, purported to be owned by it, or shown on the Financial Statements or acquired by the Company that are reasonably necessary for conducting the Company’s business in all material respects as currently conducted (the “Assets”), free and clear of any Encumbrances except for (1) properties and assets disposed of in the ordinary course of business and for valuable consideration, (2) Permitted Encumbrances and (3) use of the Premises (as described in further detail below under Section 5.16). The Assets include (a) all tangible and intangible property and assets in all material respects necessary for the continued conduct of the business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable laws, Contracts and Permits as of the Closing and (b) all property and assets reasonably necessary to generate the results of operations for the business reflected in the Financial Statements and to perform under the Contracts. For purposes of this Agreement, “Permitted Encumbrances” means (i) statutory liens for taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business of the Company and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Financial Statements and do not otherwise constitute a breach of or an event of default under any lease; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property that are not violated by the current use or occupancy of such or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not or would not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Company’s business; and (v) liens arising under equipment leases with third parties entered into in the ordinary course of business which are not, individually or in the aggregate, material to the business of the Company.

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3.9. Intellectual Property. To Seller’s Knowledge, the Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all applicable material Company Intellectual Property Rights (as defined below). To Seller’s Knowledge, the Company has not misappropriated, is not in conflict with and is not infringing upon the Intellectual Property Rights of others. To Seller’s Knowledge, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any third party.

(a) The Company has made available to Buyer correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company’s applicable material Company Intellectual Property Rights, each as amended to date. The Company is not a party to any oral license, sublicense or other agreement.

(b) With respect to each item of material Third Party Intellectual Property Rights (as defined below), there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item.

(c) The term “Company Intellectual Property Rights” means the Intellectual Property Rights used in the conduct of the Business of the Company as currently conducted.

(d) The term “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights, (viii) “technical data” as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium means the Intellectual Property Rights used in the conduct of the Business of the Company as currently conducted.

(e) The term “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically not owned by the Company.

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3.10. Employee Benefit Plans. The Company has made no promises (whether through an employee benefit plan or otherwise) to provide medical, life or disability benefits for periods after an employee’s termination of employment or a director’s, independent contractor’s or consultant’s end of service to the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All employee benefit plans are and have always been maintained, funded and administered in material compliance with all applicable laws, and there are no audits, inquiries or proceedings pending or, to the knowledge of such Seller, threatened by any governmental agency or authority. The Company has complied with the notice and benefit obligations regarding any employee benefit plan mandated by COBRA. All contributions, premiums or payments required to be made with respect to any employee benefit plan have been made on or before their due dates. No action, claim or lawsuit is pending or threatened with respect to any employee benefit plan (other than claims for benefits in the ordinary course). The Company has no commitment (a) to create, incur liability with respect to or cause to exist, any other employee benefit plan, program or arrangement, (b) to enter into any contract or agreement to provide compensation or benefits to any individual, or (c) to modify, change or terminate any employee benefit plan, other than with respect to a modification, change or termination required by applicable Law.

3.11. Taxes. The Company has duly filed all material federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use, and other tax returns which are required to be filed by it, and such returns are true and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file a tax return (other than extensions granted automatically by operation of law). The Company has paid all taxes (including any penalties or interest) which have become due or have been assessed against it (other than taxes being contested in good faith). There are no material tax deficiencies or written claims presently being asserted against the Company. Neither the Company nor Seller has granted any waiver currently in effect of the statute of limitations with respect to any such taxes or assessments. The Company has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under all applicable laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers, as of the Closing Date, as follows:

4.1. Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.

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4.2. Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. The Buyer has duly approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

4.3. No Violation to Result. The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the bylaws, articles of organization or other governing documents of the Buyer or any resolution adopted by the shareholders of the Buyer, (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Buyer is a party or by which it is bound or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the properties or assets of the Buyer. No notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

4.4. Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Parties for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

4.5. Litigation and Known Claims. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to Buyer’s actual knowledge without a duty to investigate, threatened against the Buyer or which relates to the transactions contemplated by this Agreement, nor to Buyer’s actual knowledge without a duty to investigate is there any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect Buyer or the transactions contemplated hereby. As of the Closing Date, the Buyer is not a party to or subject to the provisions of any judgment, order, writ, injunction, settlement, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects Buyer or the transactions contemplated hereby.

4.6. Bankruptcy. The Buyer has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for any receiver, conservator or trustee of the Buyer or any of Buyer’s property or assets.

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4.7. Financial Ability. The Buyer will have sufficient cash funds to make the payments required to be made by Buyer in connection with the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations with respect to the transactions contemplated by this Agreement and the Transaction Documents in connection with such payments and obligations at all such other times when such payments and obligations are due and arise.

4.8. Acquisition for Investment. The Buyer is acquiring the Monster Interests hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer does not have any present intent to resell or distribute all or any part of the Monster Interests being acquired by Buyer hereunder.

4.9. Buyer Investigation. The Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and the Transaction Documents. The Buyer has undertaken an investigation of the Company, the Monster Interests, the management, operations, and finances of the Company and the Sellers, and has been provided with and has evaluated and relied upon certain documents and information provided by the Sellers and the Company to assist the Buyer in making an informed decision with respect to this Agreement and the purchase of the Monster Interests. The Buyer shall accept the Company as it exists on the Closing Date based on Buyer’s inspection, examination, and determination, subject only to the express representations, warranties, covenants, and indemnities provided in this Agreement. Buyer is not relying on any other representation or warranty of any nature, whether in writing, orally, or otherwise, made by or on behalf of Sellers, except as expressly set forth in this Agreement, and Buyer hereby expressly disclaims reliance on any other such representation or warranty of any nature. Any claim that the Buyer or any other Buyer Indemnified Parties may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article II and Article III. Any representations and warranties other than those expressly set forth in Article II and Article III are disclaimed by Sellers.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Tax Matters.

(a) Transfer Taxes. All transfer taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such taxes under applicable law when due. The responsible Party shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer taxes.

(b) Tax Treatment. The Sellers and the Buyer acknowledge that the sale and purchase of the Monster Interests contemplated by this Agreement is intended to be treated for U.S. federal income tax purposes and any relevant state or local income tax purposes as a sale of the Monster Interests by Sellers and a purchase of the assets of the Company by the Buyer in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (the “Intended Tax Treatment”), and the Sellers and the Buyer agree (i) to report such sale and purchase consistent with the Intended Tax Treatment and (ii) that none of the parties hereto or their affiliates will take any position on any tax return or with any taxing authority or otherwise that is inconsistent with the Intended Tax Treatment, unless required to do so pursuant to a final “determination” as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (or corresponding provision of state, local, or foreign law).

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(c) Purchase Price Allocation. The Purchase Price (along with any other items that are treated as additional consideration for U.S. federal and applicable state and local income tax purposes (including, for the avoidance of doubt, any liabilities that, for U.S. federal and applicable state and local income Tax purposes, are treated as assumed by Buyer)) shall be allocated among the assets of the Company in accordance with the methodology set forth on Schedule 5.1(c) (the “Allocation”). The Parties further agree that for all income tax purposes, they shall allocate, to the greatest extent permitted by applicable law, (x) (A) any amounts payable pursuant to Section 5.19 and (B) the Phantom Power Note in the principal amount of $435,000 and the Childress Note in the principal amount of $65,000 to the assets of the Company that do not qualify for installment sale reporting pursuant to Section 453 of the Code (to the extent Purchase Price is allocated to such assets and in such order), and (y) the Phantom Power Note in the principal amount of $6,525,000 and the Childress Note in the principal amount of $975,000, and any other consideration remaining after the application of clause (x) to the assets of the Company that qualify for installment sale reporting pursuant to Section 453 of the Code (the “Consideration Allocation”). The Allocation and the Consideration Allocation shall be binding on the Buyer, the Company, the Sellers, and their affiliates and none of them will take any position on any tax return or with any taxing authority or otherwise that is inconsistent this Section 5.1(c), unless required to do so pursuant to a final “determination” as defined in Code Section 1313(a) (or corresponding provision of state, local, or foreign law). Sellers shall provide the Allocation to Buyer upon the completion of the company’s financial statements for the period ending on the Closing Date.

(d) Tax Returns. The Sellers shall prepare or cause to be prepared, and timely file or cause to be timely filed, all tax returns for the Company for all periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) which are filed after the Closing Date. Any tax returns filed pursuant hereto shall be prepared in a manner consistent with the past custom and practice of the Company unless otherwise required by applicable law. No later than 20 days prior to filing, the Sellers shall: (A) deliver or cause to be delivered to the Buyer all such tax returns; (B) permit the Buyer to review and comment on each such tax return; and (C) take into consideration in good faith any comments made by the Buyer. To the extent that any tax returns of the Company relate to a period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the Buyer shall prepare, or cause to be prepared, such tax returns in a manner consistent with the past custom and practice of the Company unless otherwise required by applicable law, and timely file or cause to be timely filed any such tax returns. No later than 20 days prior to filing, the Buyer shall: (A) deliver or cause to be delivered to the Sellers all such tax returns; (B) permit the Sellers to review and comment on each such tax return; and (C) make such revisions to such tax returns as are reasonably requested by the Sellers.

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(e) Tax Apportionment. In the case of any Straddle Period, (i) the amount of any taxes based on or measured by income, receipts, or payroll of the Company for the pre-Closing portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of any other taxes (including, without limitation, personal property taxes, real property taxes, and similar ad valorem obligations) of the Company for a Straddle Period that relates to the pre-Closing portion of such Straddle Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Sellers, on the one hand, and the Buyer, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 5.1(e).

(f) Tax Contests. If, following the Closing Date, the Buyer or any of its affiliates receives from any tax authority written notice of any claim, audit, or proceeding with respect to taxes (a “Tax Contest”) with respect to which the Sellers may reasonably have any liability for pre-Closing taxes (including pursuant to any indemnification provisions under this Agreement) or for which the Sellers or any direct or indirect equity holder thereof may have liability on a flow-through basis, the Buyer shall promptly provide a copy of such notice to the Sellers. The Sellers shall have the right, at their expense, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates to a Pre-Closing Tax Period. The Buyer may, at the Buyer’s expense, participate in such Tax Contest and the Sellers shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed. The Sellers shall keep the Buyer informed of the progress of all such Tax Contests and shall provide the Buyer with copies of all written communications with any taxing authority related to such Tax Contests. the Buyer shall, at its expense, control, manage and be responsible for any Tax Contest that is not controlled by the Sellers. To the extent any such Tax Contest controlled by the Buyer could result in a liability of the Sellers for pre-Closing taxes (including pursuant to any indemnification provisions under this Agreement) or could result in a liability of the Sellers or any direct or indirect equity holder of the Sellers on a flow-through basis, (i) the Sellers may, at the Sellers’ expense, participate in such Tax Contest, (ii) the Buyer shall keep the Sellers informed of the progress of such Tax Contest and shall provide the Sellers with copies of all written communications with any taxing authority related to such Tax Contest and (iii) the Buyer shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed.

(g) Tax Refunds. Any Tax refund that is received by the Company, the Buyer, or any of the Buyer’s affiliates, and any amount credited against Taxes to which the Company, the Buyer, or any of the Buyer’s affiliates becomes entitled, that relates to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.

(h) Cooperation. The Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon the reasonable request of the other, and as promptly as reasonably practicable, such information and assistance relating to the Company, including access to books and records, as is reasonably necessary for the filing of all tax returns by the Buyer or the Sellers, the making of any tax elections, the preparation for any audit by any tax authority and the prosecution or defense of any claim, suit or proceeding relating to any taxes. Each of the Buyer and each Seller shall retain, or cause to be retained, all books and records with respect to taxes pertaining to the Company as required under applicable law. Any expenses incurred in providing information or assistance pursuant to this Section 5.1(h) shall be borne by the party requesting it.

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5.2. Further Assurances. Each Party will, either at or after the Closing, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by the other Party to consummate the Purchase and to effect the other purposes of this Agreement.

5.3. Ownership of Intellectual Property. Each Seller acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Buyer Confidential Information (as defined in Section 5.5 below)) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual business, research and development, currently existing or currently anticipated future products or services and which were conceived, developed or made by each Seller (whether above or jointly with others) prior to the Closing Date, belong to the Buyer. In furtherance of the foregoing, each Seller shall perform all actions reasonably requested by the Buyer to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

5.4. Release of Claims. Each Seller, together with such Seller’s heirs, representatives and assigns, hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which he has or may have against the Buyer and the Company, their respective officers, employees, members or managers, arising out of any actions, conduct, decisions, behavior or events occurring prior to the Closing Date, including without limitation claims related to such Seller’s ownership of the Monster Interests or any other equity or claim thereto of the Company. Each Seller understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which each Seller has or may have against the above-referenced released parties. Notwithstanding the foregoing, nothing in this Section 5.4 shall be deemed to constitute a release by any Seller of any right by any Seller under the Transaction Documents (including, but not limited to, the rights to indemnification under Article VIII) and any Employment Agreement.

5.5. Confidentiality. To the extent that the Sellers have obtained Buyer Confidential Information prior to the execution of this Agreement, for a period of two (2) years after the date of this Agreement, each Seller agrees to hold such Buyer Confidential Information in the strictest confidence, and covenants and agrees not to disclose, duplicate, lecture upon or publish any of the Buyer Confidential Information after the Closing Date. For purposes of this Agreement, “Buyer Confidential Information” shall mean any and all confidential and/or proprietary knowledge, know-how, data or information of the Buyer, including, but not limited to, ideas, concepts, processes, designs, techniques, budgets, financials, products, marketing, selling and business plans, prices, costs, supplier, vendor, customer, membership or similar lists or contact information other than those previously identified and originated by the Sellers and any other agreements of the Buyer, and all other similar information pertaining to the Buyer.

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5.6. Nondisparagement. By execution below, each Party hereto agrees not to disparage or defame the other Parties or any Buyer or Company products or services. In addition, each Party agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the other Parties and/or any officer, manager, employee, agent, representative, member or attorney of such other Parties, unless under a subpoena or other court order to do so or pursuant to violations of agreements entered into between any of the Parties after the execution of this Agreement.

5.7. Employment Agreements. The Buyer and Doug Brandt (“Brandt”) and the Buyer and Childress shall enter into Employment Agreements in a form substantially similar to those attached hereto as Exhibit D (the “Employment Agreements”), incorporated herein by reference.

5.8. Capitalization. Within one (1) business day after the Closing Date, Buyer shall capitalize the Company with Five Hundred Thousand Dollars ($500,000) in immediately available funds in order to fund Company operations including, but not limited to, repayment of any Friends and Family Indebtedness that is not repaid prior to the Closing Date.

5.9. Access to Information. Customers of the Company provide the Company certain confidential information and intellectual property in connection with the services that the Company performs for its customers (the “Customer Confidential Information”). The Buyer acknowledges and agrees, on behalf of itself and its affiliates, representatives and agents (other than the Company and Company employees), that it shall not demand access to, or otherwise have a right to access, certain Customer Confidential Information, as may be reasonably determined by Brandt and/or Childress, and that the restriction to such Customer Confidential Information shall not be a breach of any obligation that Brandt and/or Childress may have to Buyer or any of its affiliates in the Transaction Documents, the Employment Agreements, or any other agreement or understanding with Buyer or any of its affiliates.

5.10. Friends and Family Indebtedness. The Parties acknowledge and agree that the Company is indebted to Richard Brandt in the principal amount of $250,000 pursuant to that certain Amended and Restated Standard Promissory Note, and Douglas Childress in the principal amount of $200,000 pursuant to that certain Amended and Restated Standard Promissory Note (collectively, the “Friends and Family Indebtedness”). The Parties further acknowledge and agree that the aggregate outstanding balance of all principal and accrued but unpaid interest of the Friends and Family Indebtedness as of immediately after the Closing Date is $486,250. At such time as the Sellers may determine, but in no event later than eighteen (18) months after Closing, the Company shall, and the Buyer shall cause the Company to, repay the aggregate outstanding balance of all principal and accrued but unpaid interest of the Friends and Family Indebtedness in immediately available funds.

5.11. Employee-Related Matters. The Parties acknowledge and agree that the Company maintains a 401(k) plan administered by Guideline, Inc. (the “401(k) Plan”) as of the Closing Date. The Parties agree that the 401(k) Plan will not be amended to adversely affect 401(k) Plan participants or terminated after the Closing without the prior written consent of the Sellers; provided, however, the Company shall be entitled to terminate the 401(k) Plan and replace it with a 401(k) plan provided by the Company, Buyer or any affiliate of the Buyer which shall provide substantially similar or better benefits to employees of the Company as those provided by the 401(k) Plan without the prior written consent of the Seller. The Parties further acknowledge and agree that Company employees have accrued vacation as of the Closing Date and such employees shall retain all such accrued vacation immediately after the Closing Date (the “Retained Accrued Vacation”).

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5.12. Intercompany Services and Payments. Buyer shall, on behalf of itself and its affiliates, pay or cause to be paid all amounts required to be paid to the Company for services performed by the Company to Buyer or any of Buyer’s affiliates whether before or after the Closing Date at rates and on other terms and conditions that are no worse than those received by the Company from third parties as may be reasonably determined by Sellers. The Company and Phantom Power initially contemplate, and from time to time may agree, to provide each other services on market terms and conditions or as otherwise may be agreed by the Company and Phantom Power in good faith.

5.13. Director and Officer Liability and Indemnification.

(a) Buyer agrees that all contractual rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who, as of the Closing Date, was an officer, director, employee, manager, or member (or similar position) of the Company (collectively with such individuals heirs, executors or administrators, the “Covered Representatives”), shall survive the Closing Date and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and the provisions with respect to indemnification and limitations on liability set forth in the Company’ governing documents (including the Operating Agreement) shall not be amended, repealed or otherwise modified. Neither Buyer nor the Company, following the Closing, shall settle, compromise or consent to the entry of judgment in any action, claim, demand or proceeding or threatened action, claim, demand or proceeding without the written consent of such Covered Representative.

(b) From and after the Closing Date, Buyer agrees to cause the Company to indemnify (solely to the extent covered by the applicable insurance) each Covered Representative with respect to all acts and omissions arising out of such individuals’ services as directors, managers, officers, employees, agents or representatives of the Company, occurring prior to the Closing Date.

(c) Notwithstanding any other provisions hereof, the obligations of Buyer and the Company under this Section 5.13 shall be binding upon the respective successors and assigns of Buyer and the Company. In the event Buyer or the Company, or any of their successors or assigns, (i) consolidates with or merges into any other person or entity, or (ii) transfers all or substantially all of its properties or assets to any person or entity, proper provision shall be made so that the successors and assigns of Buyer or the Company honor the indemnification and other obligations set forth in this Section 5.13.

(d) Buyer covenants, for itself, the Company, and their respective successors and assigns, that it and they shall not institute any action in any court or before any administrative agency or before any other tribunal against any of the current members or managers of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

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(e) In the event that either Brandt or Childress is no longer employed by the Company at any time prior to the three (3) year anniversary of the Closing Date, then the Company shall cancel its EPLI coverage and purchase extended EPLI coverage (otherwise known as an “optional extension period”) covering those persons who are currently covered by the Company’s then current EPLI coverage (the “Insured Representatives”) on terms no less favorable than such existing insurance coverage for a period of three (3) years following the Closing Date or twelve (12) months after termination of the EPLI coverage, whichever period is longer and permitted by the insurance carrier; provided, that in the event that any claim is brought under such policy, the insurance policy shall be maintained until final disposition of such claim. The cost of such policy shall be paid by the Company. With respect to any Losses incurred by Seller or the Company for which Seller would be entitled to assert, or cause the Company to assert, a claim for recovery under such extended coverage, at the written request of the Seller, Buyer shall, and shall cause the Company, to act in good faith and assert, or assist Seller in asserting, one or more claims under such extended coverage (and otherwise assist Seller to pursue such claims and recover proceeds under the terms of such extended coverage) if Seller is not himself entitled to assert such claim but the Buyer or the Company is so entitled. The provisions of this Section 5.13(e) are intended to be for the benefit of, and shall be enforceable by, each of the Insured Representatives, including their heirs and legal representatives. The rights of the Insured Representatives under this Section 5.13(e) shall be in addition to any rights such Insured Representatives may have under the governing documents as set forth under this Section 5.13.

5.14. Attorney-Client Privilege. Each Party agrees that it shall take all steps necessary to ensure that any privilege attaching as a result of Nevers, Palazzo, Packard, Wildermuth & Wynner, PC or other counsel from time to time retained by the Company prior to the Closing (collectively, “Prior Company Counsel”) in connection with the transactions contemplated herein (the “Prior Representation”), shall survive the Closing and shall remain in effect; provided that from and after the Closing such privilege shall be controlled by Sellers and not the Company or Buyer. In addition, each party waives, and agrees to cause the Company and its Affiliates to waive, any conflicts that may arise in connection with (i) Prior Company Counsel representing Sellers after the Closing solely to the extent as a result of the Prior Representation and (ii) the communication by Prior Company Counsel to Sellers, with respect to the Prior Representation, of any fact known to Prior Company Counsel, in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Buyer, the Company or Sellers following the Closing solely to the extent related to the Prior Representation, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. In addition, all communications between Sellers, the Company, Buyer and their respective affiliates, on the one hand, and Prior Company Counsel, on the other hand, exclusively related to the transactions contemplated herein shall be deemed to be attorney-client confidences that belong solely to Sellers (and not the Company) (the “Seller Pre-Closing Communications”). Accordingly, the Company shall not be transferred ownership any such Seller Pre-Closing Communications or the files of Prior Company Counsel relating to such engagement from and after the Closing, and all books, records and other materials of the Company in any medium (including electronic copies) constituting or solely containing or reflecting Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Seller effective as of the Closing. From and after the Closing, Buyer and the Company shall maintain the confidentiality of all such material and information. Each Party acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, Buyer may assert any such confidences or protection to prevent disclosure to such third-party of confidential communications.

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5.15. PPP Loan.

(a) Seller has provided Buyer that certain Note (the “PPP Note”), dated May 5, 2020, made by the Company in favor of Customers Bank (the “PPP Lender”) in the original principal amount of $66,117.00 (the “PPP Loan”). The Parties acknowledge and agree that Sellers and/or their agents have made repeated attempts to contact the PPP Lender (and/or its partners) in order to: (a) obtain the PPP Lender’s written consent to the transactions contemplated by this Agreement prior to the Closing Date, and (b) comply with the “change of ownership” requirements set forth in SBA Procedural Notice 5000-20057, Paycheck Protection Program Loans and Changes of Ownership, effective October 2, 2020 (as amended or further clarified, the “SBA Consent Guidance”) prior to the Closing Date (collectively, (a) and (b), the “PPP Consents”), and that the PPP Lender and its partners have not made themselves available for any discussion with Sellers. The Parties further acknowledge and agree that the consummation of the transactions contemplated by this Agreement (y) will be an event of default under the PPP Loan because the PPP Lender (or its partners) will not have consented to the change of ownership of the Company prior to the Closing Date and (z) do not comply with requirements set forth in the SBA Consent Guidelines and thus such transactions will be a breach of such SBA Consent Guidelines (including failure to obtain SBA consent to the transactions contemplated herein).

(b) The Buyer shall retain sole right and authority to pursue any appeal or other action in respect of or in response to any limitation or denial of forgiveness in respect of the total amount that is due and outstanding under the PPP Loan, including the total principal and all accrued interest and any fees due thereon (the “PPP Escrow Amount”). From and after the Closing Date, the Buyer shall, and shall cause its affiliates (including, the Company after the Closing) to, execute and deliver true, accurate and complete additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably necessary to comply with the Paycheck Protection Program administered by the U.S. Small Business Administration (the “PPP”) in connection with the PPP Loan and effectuate the forgiveness of the PPP Loan (“PPP Loan Forgiveness”) in accordance with the requirements of the PPP and any related or applicable laws (including with respect to any audit, review or investigation by the SBA or the PPP Lender (or its partners)). The Buyer shall keep the Sellers promptly informed of, and promptly provide the Sellers with all documentation and correspondence with respect to, all material activity concerning compliance with the PPP as it relates to the PPP Loan and PPP Loan Forgiveness. The Buyer shall cause the Company to comply with any requirements of this Agreement, the PPP and any related or applicable laws to effectuate the intention of the parties as set forth in this Section 5.15.

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(c) Other than the inability to obtain, or comply with, the PPP Consents in connection to the consummation of the transactions contemplated by this Agreement prior to the Closing Date, the Parties otherwise intend to maintain compliance with guidance issued by the SBA, as set forth in SBA Consent Guidance. To the extent that any terms of this Agreement are reasonably determined to be non-compliant with the SBA Consent Guidance, the Parties shall promptly confer and agree to any amendment or other modification of this Agreement to the extent necessary and reasonably practicable in order to ensure compliance with the SBA Consent Guidance to the greatest extent possible (including that Buyer shall place into an escrow account controlled by the PPP Lender (or its partners) any PPP Loan amounts directed by the PPP Lender (or its partners) or SBA by written notice to Buyer to be so placed). The Parties agree that the Company will remain subject to all obligations under the PPP Loan until such PPP Loan is terminated in accordance with its respective terms and any surviving obligations thereof have expired pursuant to the PPP (or any related or applicable laws or guidance). The Parties agree not to use any proceeds of the PPP Loans for any unauthorized use. To the extent that the Buyer or any affiliate (other than the Company) has a loan under the PPP, the Buyer further agrees and covenants that from and after the Closing the Buyer is responsible for segregating and delineating the PPP funds that it or any of its affiliates have received and its expenses and providing documentation to demonstrate compliance with PPP requirements by each of the Company and the Buyer (and any affiliate of the Buyer).

(d) In the event the Company is required to repay any portion of the PPP Loan to the PPP Lender (or its partners) or the SBA, or otherwise make any other payment to the PPP Lender (or its partners) or the SBA (collectively, the “PPP Repayment Amount”) as a result of (i) consummating the transactions contemplated by this Agreement without the PPP Consents, or (ii) non-compliance by Buyer with the PPP or any related or applicable laws in connection with the PPP Loan, then, within three (3) business days after the Company has been informed of its obligation to pay the PPP Repayment Amount, Buyer shall capitalize the Company with an amount in immediately available funds equal to the PPP Repayment Amount and Buyer shall remit such amounts to the PPP Lender (or its partners) and/or the SBA as directed by the SBA and/or the PPP Lender (or its partners).

5.16. Sublease. The Parties acknowledge and agree that (a) the Company utilizes the premises located at 1441 4th Street, Santa Monica, CA 90401 (the “Premises”) that is subject to that certain AIRCRE Standard Sublease Multi-Tenant, dated as of October 18, 2018, between Phantom Power and Transit, LLC, as amended (the “Sublease”); (b) the Sublease is scheduled to expire on November 14, 2021; (c) Phantom Power has not obtained the prior written consent of the Master Landlord (as such term is defined in the Sublease) in order to sublease the Premises to the Company; and (d) the Company’s use of the Premises is not authorized under the Sublease. Notwithstanding the foregoing, after the Closing Date, the Company shall continue to use the Premises after the Closing Date in a manner consistent with the Company’s use of the Premises prior to the Closing Date, and the Company shall assume and undertake to pay or satisfy all liabilities of Phantom Power under the Sublease had such Sublease been assigned to the Company from Phantom Power at Closing, including, but limited to, payment for all rent and other costs and expenses required to be paid by Phantom Power under the Sublease (or the reimbursement of Phantom Power thereof), and reimbursement of Phantom Power for any portion of the $45,000 security deposit that is not returned to Phantom Power upon expiration or prior termination of the Sublease. The information contained in this Section 5.16 is included solely for purposes of this Agreement, and no information contained in this Section 5.16 shall be deemed to be an admission by Phantom Power to any third party of any matter whatsoever (including, without limitation, any breach of contract).

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5.17. Right of First Refusal. For a period of five (5) years following Closing Date, Sellers shall have a right of first refusal on (i) the sale of any equity interests in the Company, (ii) a sale, merger or other similar transaction of the Company, and (iii) the sale or transfer, in any single transaction or series of transactions, of all or substantially all of the assets of the Company.

5.18. Employee Stock. Buyer shall make available to the Company at least 1,000,000 shares of the Buyer’s common stock for the Company to grant to its employees and consultants as a form of compensation from time to time.

5.19. Accounts Receivables and Work In Progress. Sellers shall be entitled (on a pro rata basis based on their respective ownership of the Company immediately prior to the Closing Date) to one hundred percent (100%) of all accounts receivables and completed portions of purchase order requests (the “AR and WIP”), in connection with services rendered by the Company during the time period prior to the Closing Date. In the event the Company receives any payment for the AR and WIP after the Closing Date, the Company shall transmit to Sellers (on a pro rata basis based on their respective ownership of the Company immediately prior to the Closing Date) such payments within one (1) business day after the Company receives such payments. Any amounts payable pursuant to this Section 5.19 shall be treated as additional consideration for the Monster Interests for income tax purposes.

ARTICLE VI
CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The Sellers’ obligation to sell, transfer and convey the Monster Interests at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived in writing by the Sellers:

6.1. Representations and Warranties. The representations and warranties made by the Buyer in Article IV shall be true and correct in all material respects when made and as of the date of the Closing.

6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects as of the Closing Date.

6.3. Closing Deliveries. At the Closing, the Buyer shall deliver those items for which Buyer is responsible set forth in Section 1.4 above.

ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE

The Buyer’s obligation to purchase the Monster Interests, and issue the Note and HUMBL Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions (the “Buyer Closing Conditions”), unless waived by the Buyer:

7.1. Representations and Warranties. The representations and warranties made by the Sellers in Article II and Article III shall be true and correct in all material respects when made and as of the Closing Date.

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7.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Sellers on or prior to the Closing shall have been performed or complied with in all material respects.

7.3. Due Diligence. The Sellers shall have delivered to the Buyer or its counsel, a copy of the Company’s Operating Agreement and all other documents the Buyer shall reasonably request. The Sellers shall have provided the Buyer access to such information as the Buyer shall have reasonably requested in connection with its due diligence review and the Buyer shall have concluded its due diligence review of the Monster Interests and all financial, business, tax, accounting, technical, and legal aspects of the Company to the Buyer’s sole satisfaction.

7.4. No Material Adverse Effect. From the date of this Agreement through the consummation of the Closing, no Material Adverse Effect (as defined below) shall have occurred. For purposes of this Agreement, “Material Adverse Effect” means any circumstance, change in or effect on the Buyer or the Company that, individually or in the aggregate with all other circumstances, changes in or effects on the Buyer or the Company, is or is reasonably likely to be materially adverse to the business, operations, assets, financial condition, prospects or liabilities of the Buyer or the Company taken as a whole.

7.5. Closing Deliveries. At the Closing, the Sellers shall deliver those items for which the Sellers are responsible set forth in Section 1.4 above.

ARTICLE VIII
INDEMNIFICATION

8.1. Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement and the Transaction Documents shall survive the Closing and be enforceable until such covenant or agreement has been fully performed, or as otherwise specified. All representations and warranties of the Parties contained in this Agreement and the Transaction Documents shall survive the Closing for eighteen (18) months (the “Survival Termination Date”).

8.2. Indemnification by Buyer. Buyer shall indemnify Sellers and their respective heirs, administrators, executors, trustees, beneficiaries, agents and representatives (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses resulting from, arising out of or in connection with and of the following: (a) any breach of any representation or warranty made by Buyer contained in or made pursuant to Article IV of this Agreement, (b) any breach of or failure by Buyer to perform any covenant or obligation of Buyer contained in this Agreement or the Transaction Documents, (c) any breach of or failure by Company to perform any covenant or obligation of the Company in this Agreement or the Transaction Documents requiring performance by the Company after the Closing, (d) the PPP Loan and the PPP Repayment Amount (including, but not limited to, any repayment thereof), the failure to obtain, or comply with, the PPP Consents, and Buyer’s non-compliance with the PPP or any related or applicable laws in connection with the PPP Loan, and (e) the enforcement of this indemnification obligation. All payments under this Section 8.2 shall be treated by the Parties as an adjustment to the proceeds received by Sellers pursuant to Article I, to the extent permitted by applicable law.

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8.3. Indemnification by the Sellers. Subject to the limitations set forth in Section 8.4 below, each Seller hereby agree severally and not jointly to indemnify Buyer and the Company (only with respect to any period after the Closing) and their respective officers, managers, directors, employees, agents and representatives (the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses resulting from, arising out of or in connection with any of the following: (a) any breach of any representation or warranty made by a Seller contained in or made pursuant to Article II or Article III of this Agreement, (b) any breach of or failure by a Seller to perform any covenant or obligation of Sellers contained in this Agreement or the Transaction Documents, and (c) the enforcement of this indemnification obligation. All payments under this Section 8.3 shall be treated by the Parties as an adjustment to the proceeds received by Sellers pursuant to Article I, to the extent permitted by applicable law.

With respect to any liability for Losses pursuant to Article III and Section 5.1, and subject to the limitations set forth in this Article VIII, each Seller shall be obligated to indemnify the Buyer Indemnified Parties for the portion of such indemnifiable Losses that are allocable to such Seller according to a percentage, which shall be an amount equal to (i) 100, multiplied by (ii) a fraction, the numerator of which is the amount of Purchase Price received by such Seller, and the denominator of which is the aggregate amount of Purchase Price received by all Sellers.

8.4. Limitations. Notwithstanding any other provision hereof: (i) no Seller Indemnifying Party shall have any indemnification obligations under Section 8.3 unless and until the aggregate amount of Losses that may be claimed under such clause (but for operation of this paragraph) exceed the sum of $100,000 (the “Threshold”), in which case such Seller Indemnifying Party shall be liable for all Losses exceeding the Threshold up to a cap in the amount equal to ten percent (10%) multiplied by the portion of the Purchase Price received by the Seller Indemnifying Party (the “Cap”); provided, however, the foregoing limitations shall not apply to (i) breaches of Sections 2.1, 2.2, 2.4 or 2.5, which shall be capped at an amount equal to the portion of the Purchase Price received by the Seller Indemnifying Party, or (ii) actual and intentional fraud, which shall have no limit.

8.5. Expiration of Claims. The ability of Sellers to receive indemnification under Section 8.2(a), and the ability of Buyer to receive indemnification under Section 8.3(a), shall terminate on the Survival Termination Date, unless Sellers or Buyer, as applicable, shall have made a claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), prior to the Survival Termination Date. If Sellers or Buyer, as applicable, made a claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) prior to the Survival Termination Date, such claim, if then unresolved, shall not be extinguished by the passage of the Survival Termination Date.

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8.6. Procedures Relating to Indemnification.

(a) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VIII notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 8.6, Indemnifying Party shall have the right to contest, defend, litigate or settle any such Third Party Claim which involves solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, that the Indemnifying Party shall diligently contest the Third Party Claim. The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement thereafter if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest that cannot be waived under applicable standards of professional conduct.

(b) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

(c) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 8.6 the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

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8.7. Determination of Loss Amount; No Circular Recovery.

(a) Any Losses claimed hereunder shall be net of any insurance proceeds actually recovered less any costs of recovery by an Indemnified Party hereunder. In the event that an insurance or other recovery is made by any such Indemnified Party with respect to any Loss for which any such Indemnified Party has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery shall be made promptly to the Indemnifying Party.

(b) All Losses sought by an Indemnified Party hereunder shall be net of any amounts actually received by such Indemnified Party under indemnification, contribution, reimbursement or similar contracts with respect to such indemnification claim (net of any costs of recovery). If any such proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(c) Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Sellers shall be liable or responsible under this Article VIII to any Buyer Indemnified Party for any inaccuracy in or breach of any representation or warranty of the Sellers contained in this Agreement if any Buyer Indemnified Party had, on or prior to the date of this Agreement, actual knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, such representation or warranty.

(d) Promptly after an Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of an Indemnifying Party set forth in this Agreement, such Indemnified Party shall take all reasonable steps to mitigate Losses that may result from such inaccuracy or breach. The Indemnified Party shall seek, and shall cause each of its Affiliates to seek, full recovery under all insurance policies and third party contracts covering of any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder.

8.8. Manner of Payment. Any indemnification payment pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by the Sellers or the Buyer, as the case may be, within three (3) business days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the Parties. Any indemnification obligation incurred by a Seller hereunder may be satisfied by such Seller, in such Seller’s reasonable discretion, through the offset of the Losses against amounts owing under the such Seller’s Notes.

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8.9. Exclusive Remedy. The Parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article VIII are the exclusive provisions in this Agreement with respect to the liability of the Sellers or the Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations contained in this Agreement and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of representation or warranty or covenants, agreements or other obligations arising out of this Agreement or any law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from (a) seeking any remedy based upon actual and intentional fraud or (b) enforcing its right to specific performance of covenants, agreements or other obligations pursuant to Section 9.15.

8.10. Losses. “Losses” mean means any losses, liability, tax, cost, claim, damage, penalty or expense, including attorneys’ fees, extra-judicial fees and costs, accountants, expert fees and other similar fees and expenses; provided that “Losses” are the natural, foreseeable and probable consequence of any breach and will not include (a) exemplary or punitive damages, lost profits or diminution in value, or (b) damages to the extent that they would not be recoverable under applicable laws in an action for breach of contract, except if and to the extent that any such damages referenced in subsection (b) are recovered against, or otherwise required to be paid by, an Indemnified Party pursuant to a third-party claim.

ARTICLE IX
MISCELLANEOUS

9.1. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Sellers and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, including its financing sources, in whole or in part; provided, however, that any such assignment shall not relieve the Buyer of its obligations under this Agreement.

9.2. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and wholly performed in that jurisdiction, without regard to conflict of law principles. The Sellers hereby expressly consent to the personal jurisdiction of the state and federal courts located in or about San Diego County, State of California, for any action or proceeding arising from or relating to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any such action or proceeding shall only be venued in such courts.

9.3. Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

9.4. Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer and the Sellers.

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9.5. Waiver. Any Party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

9.6. Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

If to the Buyer:

HUMBL, Inc.

Attn: Jeff Hinshaw

600 B Street, Suite 300

San Diego, California 92101

If to Phantom Power:

Phantom Power, LLC

c/o Doug Brandt

3431 Keeshen Drive

Los Angeles, California 90066

If to Childress:

Kevin Childress

5715 Ridgebrook Drive
Agoura Hills California 91301

If to Phantom Power or Childress, a copy to (which shall not constitute notice):

Nevers, Palazzo, Packard, Wildermuth & Wynner, PC
Attn: Donald J. Palazzo, Esq.
31248 Oak Crest Drive, Suite 200
Westlake Village, CA 91361

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

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9.7. Expenses. Unless otherwise expressly provided herein, all legal fees incident to the negotiations and preparations of this Agreement and the transactions contemplated hereby, shall be borne and paid by the respective Parties.

9.8. Complete Agreement. This Agreement, including those documents expressly referred to herein and all Exhibits hereto, embody the complete agreement and understanding between the Parties and supersede and preempt any prior understandings, agreements or representation by or between the Parties, written or oral, which may have related to the subject matter herein.

9.9. Absence of Third-Party Beneficiary Rights. Except for the provisions in Article VIII with respect to Indemnified Parties, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, equityholder, employee or partner of any Party hereto or any other Person.

9.10. Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

9.11. Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

9.12. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document required hereby may be executed by facsimile or email signature which shall be considered legally binding for all purposes.

9.14. Attorneys’ Fees. In the event that any dispute among the Parties should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

9.15. Equitable Relief. The Parties agree that irreparable damage would occur in the event that, at any time, any of the provisions of this Agreement or any Transaction Document were not performed by Buyer, Sellers, or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, Sellers, or the Company, as applicable. Each of the Parties shall be entitled to (a) an injunction or injunctions to prevent breaches of this Agreement or any Transaction Document by any of Buyer, Sellers, or the Company, as applicable, and (b) enforce specifically the terms and provisions hereof against Buyer, Sellers, or the Company, as applicable, in each case at any time and without proof of Losses or otherwise, these being in addition to any other remedy to which the Parties may otherwise be entitled at law or in equity. No Party seeking equitable remedies to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 9.15 shall be required to provide any bond or other security in connection with any such equitable remedy.

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9.16. Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL IN ANY AND ALL DISPUTES WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENTS, NOTES, PAPERS, INSTRUMENTS OR DOCUMENTS HERETOFORE OR HEREAFTER EXECUTED WHETHER SIMILAR OR DISSIMILAR.

9.17. Use of Certain Terms. As used in this Agreement, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision. The words “delivered”, “made available”, “disclosed”, and “provided” to the Buyer shall mean that such documents or materials were provided by Sellers, the Company, or Company’s counsel to Buyer or Buyer’s counsel prior to the Closing Date by electronic mail, access to a shared dropbox, or otherwise. Any information disclosed in this Agreement shall be deemed to be disclosed and incorporated in any section of Article II and/or Article III to the extent the relevance of such information to such other section would be reasonably apparent to a reader of such information.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party hereto has caused this Membership Interest Purchase Agreement to be duly executed effective as of the date first above written.

BUYER:

HUMBL, INC.

By:
Brian Foote, CEO

SELLERS:

PHANTOM POWER, LLC

By:
Doug Brandt, Manager

Kevin Childress

[Signature page to Membership Interest Purchase Agreement]

SCHEDULE 5.1(c)

PURCHASE PRICE ALLOCATION

The Purchase Price (and any other items that are treated as additional consideration for U.S. federal income tax purposes) (collectively, the “Tax Consideration”) shall be allocated among the assets of the Company deemed sold for all purposes (including federal, state, local and foreign tax purposes and financial accounting purposes), based on the fair market value of the assets, consistent with Code Sections 751 and 755, and using the residual method set forth in Treasury Regulation Section 1.755-1, in the following manner:

Asset Class	Allocation
Class I Assets (Cash and Deposits)	Amount on hand as of the Closing
Class II Assets (Actively Traded Personal Property & Certificates of Deposit)	Book value as of the Closing
Class III Assets (Accounts Receivable)	Book value as of the Closing
Class IV Assets (Stock in Trade (Inventory))	Tax basis as of the Closing
Class V Assets (Furniture, Fixtures, Vehicles, etc.)	Tax basis as of the Closing
Class VI assets (Intangibles other than goodwill and going concern value)	Tax basis as of the Closing
Class VII assets (goodwill and going concern value)	All remaining consideration

Other Methods, Principles and Acknowledgements:

(i) each “Class” shall be determined consistently with the corresponding asset class set forth in the provisions of Section 338 of the Code and related Treasury Regulations, (ii) the values of any assets not accounted for in the above shall be equal to the adjusted tax basis of such assets immediately before the Closing, (iii) the parties to the Agreement agree that the above values represent fair market values and were determined on an arm’s-length basis, and (iv) no consideration shall be allocated to any restrictive covenants set forth in any of the transaction documents.

SCH 5.1(c) - 1

EXHIBIT A

NOTES

EX A - 1

EXHIBIT B

NOTES

EX B - 1

EXHIBIT C

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, Phantom Power, LLC, does hereby sell, assign and transfer unto HUMBL, Inc., a Delaware corporation, an 87% membership interest in Monster Creative, LLC (the “Company”), standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Company’s attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Effective as of June 30, 2021	PHANTOM POWER, LLC

By:
Doug Brandt, Manager

EX C - 1

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, Kevin Childress, does hereby sell, assign and transfer unto HUMBL, Inc., a Delaware corporation, a 13% membership interest in Monster Creative, LLC (the “Company”), standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Company’s attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Effective as of June 30, 2021

Kevin Childress

EX C - 2

EXHIBIT D

EMPLOYMENT AGREEMENTS

EX D - 1